EXHIBIT 23.1

Consent of Ernst & Young LLP

We consent to the reference to our firm under the captions “Summary Historical Financial Information”, “Selected Consolidated Financial Data”, “Unaudited Pro Forma Consolidated Financial Data” and “Experts” and to the use of our report dated November 5, 2004, relating to the consolidated Financial Statements of FastenTech, Inc., in the Registration Statement (Amendment No. 4 to Form S-4) filed with the Securities and Exchange Commission.

We have audited the consolidated financial statements of FastenTech, Inc. as of September 30, 2004 and 2003 and for each of the three years in the period ended September 30, 2004, and have issued our report thereon dated November 5, 2004 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this schedule based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

January 21, 2005